SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 11, 2003

QUESTCOR PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

California	0-20772	33-0476164
(State or Other Jurisdiction	(Commission File Number)	(I.R.S. Employer Identification No.)
of Incorporation)

3260 Whipple Road
Union City, California 94587
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (510) 400-0700

Item 5. Other Events.
SIGNATURE

This Current Report on Form 8-K is filed by Questcor Pharmaceuticals, Inc., a California corporation (the “Company”), in connection with the matters described herein.

Item 5.   Other Events.

Product Acquisition

     On June 17, 2003, the Company acquired Nascobal®, a marketed product containing Cyanocobalamin USP (Vitamin B-12) in a nasal gel formulation, from Nastech Pharmaceutical Company, Inc. (“Nastech”). Under the terms of the Nascobal Asset Purchase Agreement, the Company made an initial cash payment to Nastech of $9 million on June 17, 2003, and is required to make future payments to Nastech of $3.0 million on or before September 30, 2003 and $2.2 million on or before December 31, 2003.

     As part of the Nascobal acquisition, the Company is also acquiring rights to Nascobal nasal spray, an improved dosage form, for which an NDA is expected to be filed by Nastech with the United States Food and Drug Administration (the “FDA”) by the end of 2003. In the event that the FDA approves an NDA for the new Nascobal nasal spray dosage, upon the transfer of the NDA to the Company, the Company will be required to pay Nastech an additional $2 million. Further, subject to the approval of the NDA for the new Nascobal nasal spray dosage form and upon issuance of a pending U.S. patent for the new Nascobal nasal spray dosage form, the Company will be required to pay Nastech an additional $2 million.

     The Company and Nastech have also entered into a long term supply agreement under which Nastech will continue to manufacture Nascobal for the Company at its FDA approved, cGMP manufacturing facility in Hauppauge, New York.

Agreements with Holders of Series B Convertible Preferred Stock

     On June 13, 2003, the Company entered into agreements with the holders of record of its Series B Convertible Preferred Stock (the “Series B Preferred Stock”), whereby the holders of Series B Preferred Stock waived certain covenants and rights to receive additional dividends as provided in the Company’s Certificate of Determination of Series B Preferred Stock (the “Certificate of Determination”), which may have been triggered as a result of the Nascobal acquisition and the use of the Company’s cash resources to pay the purchase price (the “Acquisition”). Specifically, the holders of Series B Preferred Stock waived their right to receive an additional aggregate six percent dividend in the event that the Acquisition resulted in the Company being unable to satisfy the test set forth in Sections 500 and 501 of the California Corporations Code to allow for the Company to redeem all of the issued and outstanding shares of Series B Preferred Stock. Such waiver was granted through the earlier of (i) December 31, 2003 and (ii) the date on which (A) the Company’s assets (exclusive of goodwill, capitalized research, and development expenses and deferred charges) equal less than 125% of its liabilities (not including deferred taxes, deferred income and other deferred credits) or (B) the Company’s current assets equal less than 80% of its current liabilities. Additionally, the holders of Series B Preferred Stock waived their right to receive an additional aggregate six percent dividend in the event that the Acquisition resulted in the Company being unable to maintain Net Cash, Cash Equivalents and Eligible Investment Balances (as defined in the Certificate of Determination) in an amount equal to $5 million. Such waiver was granted through the earlier of (i) December 31, 2003 and (ii) the date on which the Company fails to maintain Net Cash, Cash Equivalents and Eligible Investment Balances in an amount equal to at least $2.5 million. The holders of Series B Preferred Stock also agreed that: (i) the Acquisition would not constitute a breach of the covenant in the Certificate of Determination requiring the Company to use its best efforts to maintain compliance with Sections 500 and 501 of the California Corporations Code to be able to pay dividends on and to redeem all of the issued and outstanding shares of Series B Preferred Stock; and (ii) the incurrence by the Company of obligations to pay additional amounts to Nastech of $5,183,333 and the granting of a security interest in the acquired Nascobal product would not constitute a breach of the covenants in the Certificate of Determination restricting the Company’s ability to incur indebtedness and create liens. In consideration of such agreements, the Company agreed to adjust the exercise price of warrants to purchase 3,399,911 shares of Common Stock previously issued by the Company to the holders of Series B Preferred Stock from $1.0824 per share to $0.9412 per share.

Private Placement of Common Stock and Warrants

     On June 11, 2003, the Company consummated a private placement of its common stock, no par value per share (the “Common Stock”), and warrants to purchase Common Stock (the “Warrants”) to an investor group comprised of existing and new shareholders: Broadwood Capital, Midsummer Capital, Islandia L.P., Craig Drill Capital, and others. The Company issued 4,979,360 shares of Common Stock in the private placement at $1.01 per share, which was the volume weighted average price of the Common Stock for the five days prior to and including the close of the private placement. Gross proceeds to the Company from the private placement were approximately $5 million.

     The purchasers of the Common Stock also received for no additional consideration Warrants exercisable for an aggregate of 2,987,616 shares of Common Stock at an exercise price of $1.26 per share, which represented a 25% premium to the volume weighted average price of the Common Stock for the five days prior to and including the close of the private placement. The Warrants expire in June 2008.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 17, 2003

QUESTCOR PHARMACEUTICALS, INC.

By:	/s/ CHARLES J. CASAMENTO

Charles J. Casamento
Chairman, President and Chief Executive Officer